Free Writing Prospectus
(To the Prospectus dated July 19, 2013, the
Prospectus Supplement dated July 19, 2013,
the Prospectus Addendum dated February 3, 2015 and
the Product Supplement EQUITY INDICES ARN-1 dated July 31, 2013)

Subject to Completion Preliminary Term Sheet dated December 22, 2015	Filed Pursuant to Rule 433 Registration Statement No. 333-190038

The notes are being issued by Barclays Bank PLC (“Barclays”). There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” beginning on page TS-7 of this term sheet and beginning on page PS-6 of product supplement EQUITY INDICES ARN-1.

Our initial estimated value of the notes, based on our internal pricing models, is expected to be between $9.42 and $9.58 per unit on the pricing date, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-26 of this term sheet.

By acquiring the notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-In Power by the relevant U.K. resolution authority. All payments are subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page TS-3 and “Risk Factors” on page TS-7 of this term sheet.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total

Public offering price(1)(2)	$10.00	$
Underwriting discount(1)(2)	$0.20	$
Proceeds, before expenses, to Barclays	$9.80	$

(1)         For any purchase of 500,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively. See “Supplement to the Plan of Distribution” below.

(2)         For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.80 per unit and $0.00 per unit, respectively.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

January     , 2016

Accelerated Return Notes® Linked to an International Equity Index Basket, due March , 2017

Summary

The Accelerated Return Notes® Linked to an International Equity Index Basket, due March     , 2017 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays and to the exercise of any U.K. Bail-in Power (as described herein) or any other resolution measure by any relevant U.K. resolution authority. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the international equity index basket described below (the “Basket”), is greater than its Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket is comprised of the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei Stock Average Index, the Swiss Market Index, the S&P/ASX 200 Index, and the Hang Seng® Index (each, a “Basket Component”). On the pricing date, the Hang Seng Index will be given an initial weight of 5%, each of the Swiss Market Index and the S&P/ASX 200 Index will be given an initial weight of 7.5%, each of the FTSE® 100 Index and the Nikkei Stock Average Index will be given an initial weight of 20%, and the EURO STOXX 50® Index will be given an initial weight of 40%.

On the cover page of this term sheet, we have provided the estimated value range for the notes. This range of estimated values was determined based on our internal pricing models, which take into account a number of variables, including our internal funding rates, which are our internally published borrowing rates we use to issue market-linked investments, and the economic terms of certain related hedging arrangements. This range of estimated values may not correlate on a linear basis with the range of Capped Value for the notes.  The estimated value of the notes calculated on the pricing date is expected to be less than the public offering price and will be set forth in the final term sheet made available to investors in the notes.

The economic terms of the notes (including the Capped Value) are based on our internal funding rates, which may vary from the rates at which our benchmark debt securities trade in the secondary market, and the economic terms of certain related hedging arrangements.  The difference between these rates, as well as the underwriting discount, the hedging-related charge and other amounts described below, will reduce the economic terms of the notes. For more information about the estimated value and structuring the notes, see “Structuring the Notes” on page TS-26.

Terms of the Notes		Redemption Amount Determination

Issuer:	Barclays Bank PLC (“Barclays”)	On the maturity date, you will receive a cash payment per unit determined as follows:

Principal Amount:	$10.00 per unit

Term:	Approximately 14 months

Market Measure:

An international equity index basket comprised of the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”), the FTSE® 100 Index (Bloomberg symbol: “UKX”), the Nikkei Stock Average Index (Bloomberg symbol: “NKY”), the Swiss Market Index (Bloomberg symbol: “SMI”), the S&P/ASX 200 Index (Bloomberg symbol: “AS51”), and the Hang Seng® Index (Bloomberg symbol: “HSI”). Each Basket Component is a price return index.

Starting Value:	The Starting Value will be set to 100.00 on the pricing date.

Ending Value:

The average of the values of the Market Measure on each scheduled calculation day occurring during the Maturity Valuation Period. The calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-22 of product supplement EQUITY INDICES ARN-1.

Participation Rate:	300%

Capped Value:	[$11.10 to $11.50] per unit of the notes, which represents a return of [11% to 15%] over the principal amount. The actual Capped Value will be determined on the pricing date.

Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.

Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-26.

Calculation Agents:	Barclays and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”).

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to an International Equity Index Basket, due March , 2017

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”).  The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-800-294-1322:

¡                  Product supplement EQUITY INDICES ARN-1 dated July 31, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513311888/d576655d424b2.htm

¡                  Series A MTN prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

¡                  Prospectus addendum dated February 3, 2015:
http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

¡                  Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES ARN-1.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Barclays.

Consent to U.K. Bail-in Power

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as Barclays) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the notes or receive a different security, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the notes.

By your acquisition of the notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Risk Factors” in this term sheet, and please see the accompanying prospectus addendum, including the full definition of “U.K. Bail-in Power” as well as the risk factors therein.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to an International Equity Index Basket, due March , 2017

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

¡                  You anticipate that the Basket will increase moderately from the Starting Value to the Ending Value.

¡                  You are willing to risk a loss of principal and return if the Basket decreases from the Starting Value to the Ending Value.

¡                  You accept that the return on the notes will be capped.

¡                  You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

¡                  You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.

¡                  You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the inclusion in the public offering price of the underwriting discount, the hedging-related charge and other amounts, as described on page TS-2.

¡                  You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

¡                  You are willing to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

¡                  You believe that the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

¡                  You seek principal repayment or preservation of capital.

¡                  You seek an uncapped return on your investment.

¡                  You seek interest payments or other current income on your investment.

¡                  You want to receive dividends or other distributions paid on the stocks included in the Basket Components.

¡                  You seek an investment for which there will be a liquid secondary market.

¡                  You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

¡                  You are unwilling to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to an International Equity Index Basket, due March , 2017

Hypothetical Payout Profile

The below graph is based on hypothetical numbers and values.

Accelerated Return Notes®

This graph reflects the returns on the notes based on the Participation Rate of 300% and a Capped Value of $11.30 per unit (the midpoint of the Capped Value range of [$11.10 to $11.50]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, Capped Value, and term of your investment.

The following table is based on the Starting Value of 100, the Participation Rate of 300% and a hypothetical Capped Value of $11.30 per unit.  It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes.  The following examples do not take into account any tax consequences from investing in the notes.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)	0.00%	$10.00	0.00%
102.00	2.00%	$10.60	6.00%
105.00	5.00%	$11.30(2)	13.00%
110.00	10.00%	$11.30	13.00%
120.00	20.00%	$11.30	13.00%
130.00	30.00%	$11.30	13.00%
140.00	40.00%	$11.30	13.00%
150.00	50.00%	$11.30	13.00%
160.00	60.00%	$11.30	13.00%

(1)             The Starting Value will be set to 100.00 on the pricing date.

(2)             The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

For hypothetical historical values of the Basket, see “The Basket” section below. For recent actual levels of the Basket Components, see “The Basket Components” section below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in any of the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to an International Equity Index Basket, due March , 2017

Redemption Amount Calculation Examples

Example 1

The Ending Value is 80.00, or 80.00% of the Starting Value:

Starting Value:                100.00

Ending Value:                   80.00

= $8.00 Redemption Amount per unit

Example 2

The Ending Value is 102.00, or 102.00% of the Starting Value:

Starting Value:                100.00

Ending Value:                   102.00

= $10.60 Redemption Amount per unit

Example 3

The Ending Value is 130.00, or 130.00% of the Starting Value:

Starting Value:                100.00

Ending Value:                   130.00

= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $11.30 per unit

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to an International Equity Index Basket, due March , 2017

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY INDICES ARN-1, page S-6 of the Series A MTN prospectus supplement and page PA-1 of the Series A MTN prospectus addendum identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

•                  Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

•                  Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

•                  Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

•                  As described above under “Consent to U.K. Bail-In Power,” the relevant U.K. resolution authority may exercise any U.K. Bail-in Power under the conditions described in such section of this term sheet. If any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the notes or receive a different security, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. The U.K. Bail-in Power includes “write-down and conversion power” which allows for the cancellation of any amounts payable on the notes, including principal, and/or the conversion of any amounts payable on the notes into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the notes. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the notes. By your acquisition of the notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power with respect to the notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the notes). The trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power with respect to the notes. Your rights as a holder of the notes are subject to, and will be varied, if necessary, so as to give effect to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” above and the risk factors in the accompanying prospectus addendum for more information.

•                  Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Basket Components.

•                  The estimated value of your notes is based on our internal pricing models. Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. These variables and assumptions are not evaluated or verified on an independent basis and may prove to be inaccurate. Different pricing models and assumptions of different financial institutions could provide valuations for the notes that are different from our estimated value.

•                  The estimated value is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced in this term sheet may be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The estimated value of your notes is expected to be lower than the public offering price of your notes. This difference is expected as a result of certain factors, such as the inclusion in the public offering price of the underwriting discount, the hedging-related charge, the estimated profit, if any, that we or any of our affiliates expect to earn in connection with structuring the notes, and the estimated cost which we may incur in hedging our obligations under the notes, as further described in “Structuring the Notes” on page TS-26. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes and lower than the estimated value because the secondary market prices do not include such fees, charges and other amounts, and take into consideration the levels at which our debt securities trade in the secondary market.

•                  The estimated value of the notes will not be a prediction of the prices at which MLPF&S or its affiliates, or any of our affiliates or any other third parties may be willing to purchase the notes from you in secondary market transactions. The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any trading commissions, and may be substantially less than our estimated value of the notes. Any sale prior to the maturity date could result in a substantial loss to you.

•                  A trading market is not expected to develop for the notes. We, MLPF&S and our respective affiliates are not obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

•                  Your return on the notes and the value of the notes may be affected by factors affecting the international securities markets.  In addition, although you will not obtain the benefit of any increase in the value of any currency in which the relevant stocks are

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to an International Equity Index Basket, due March , 2017

traded against the U.S. dollar which you would receive if you owned the securities in the Basket Components during the term of your notes, the value of the notes may be adversely affected by general exchange rate movements in the market.

•                  Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trades in shares of companies included in the Basket Components), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

•                  Changes in the level of one of the Basket Components may be offset by changes in the levels of the other Basket Components. Due to the different Initial Component Weights, changes in the levels of some Basket Components will have a more substantial impact on the value of the Basket than similar changes in the levels of the other Basket Components.

•                  An Index Sponsor may adjust the relevant Basket Component in a way that affects its level, and has no obligation to consider your interests.

•                  You will have no rights of a holder of the securities represented by the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

•                  While we, MLPF&S or our respective affiliates may from time to time own securities of companies included in the Basket Components, we, MLPF&S and our respective affiliates do not control any company included in any Basket Component, and are not responsible for any disclosure made by any other company, except to the extent that the common stock of Barclays PLC, which is our parent company, is included in the FTSE® 100 Index.

•                  There may be potential conflicts of interest involving the calculation agents, including the calculation agents’ roles in establishing the economic terms of the notes and determining the estimated value of the notes.  We have the right to appoint and remove the calculation agents.

•                  The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Material U.S. Federal Income Tax Considerations” below and “Material U.S. Federal Income Tax Considerations” beginning on page PS-25 of product supplement EQUITY INDICES ARN-1.

Other Terms of the Notes

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in product supplement EQUITY INDICES ARN-1.

A “Market Measure Business Day” means a day on which:

(A) each of the Eurex (as to the EURO STOXX 50® Index), the London Stock Exchange (as to the FTSE® 100 Index), the Tokyo Stock Exchange (as to the Nikkei Stock Average Index), the Geneva, Zurich, Basle Stock Exchanges (as to the Swiss Market Index), the Australian Stock Exchange (as to the S&P/ASX 200 Index), and the Stock Exchange of Hong Kong (as to the Hang Seng® Index) (or any successor to the foregoing exchanges) are open for trading; and

(B) the Basket Components or any successors thereto are calculated and published.

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to an International Equity Index Basket, due March , 2017

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component will be assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of ARNs—Basket Market Measures” beginning on page PS-21 of product supplement EQUITY INDICES ARN-1.

If December 17, 2015 were the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)(2)	Hypothetical Component Ratio(1)(3)	Initial Basket Value Contribution
EURO STOXX 50® Index	SX5E	40.00	3,306.47	0.01209749	40.00
FTSE® 100 Index	UKX	20.00	6,102.54	0.00327732	20.00
Nikkei Stock Average Index	NKY	20.00	19,353.56	0.00103340	20.00
Swiss Market Index	SMI	7.50	8,656.30	0.00086642	7.50
S&P/ASX 200 Index	AS51	7.50	5,102.008	0.00147001	7.50
Hang Seng® Index	HSI	5.00	21,872.06	0.00022860	5.00
				Starting Value	100.00

(1)          The actual closing level of each Basket Component and the resulting actual Component Ratios will be determined on the pricing date, subject to adjustment as more fully described in the section entitled Description of ARNs—Basket Market Measures—Determination of the Component Ratio for Each Basket Component” beginning on page PS-21 of product supplement EQUITY INDICES ARN-1 if a Market Disruption Event occurs on the pricing date as to any Basket Component.

(2)          These were the closing levels of the Basket Components on December 17, 2015.

(3)          Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on December 17, 2015 and rounded to eight decimal places.

The calculation agents will calculate the value of the Basket by summing the products of the closing level for each Basket Component on each calculation day during the Maturity Valuation Period and the Component Ratio applicable to such Basket Component. If a Market Disruption Event occurs as to any Basket Component on any scheduled calculation day, the closing level of that Basket Component will be determined as more fully described in the section entitled “Description of ARNs—Basket Market Measures—Ending Value of the Basket” beginning on page PS-22 of product supplement EQUITY INDICES ARN-1.

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to an International Equity Index Basket, due March , 2017

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 1, 2008 through December 17, 2015.  The graph is based upon actual daily historical levels of the Basket Components, hypothetical Component Ratios based on the closing levels of the Basket Components as of December 31, 2007, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to an International Equity Index Basket, due March , 2017

The Basket Components

All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, STOXX Limited (“STOXX”) with respect to the EURO STOXX 50® Index, FTSE International Limited (“FTSE”) with respect to the FTSE® 100 Index, Nikkei Inc. (formerly known as Nihon Keiza Shimbum, Inc.) with respect to the Nikkei Stock Average Index, SIX Swiss Exchange with respect to the Swiss Market Index, S&P Dow Jones Indices LLC (“S&P Dow Jones Indices”) with respect to the S&P/ASX 200 Index and Hang Seng Indexes Company Limited with respect to the Hang Seng® Index (each, an “Index Sponsor” and together, the “Index Sponsors”). The Index Sponsors, which license the copyright and all other rights to the Basket Components, have no obligation to continue to publish, and may discontinue publication of, the Basket Components. The consequences of any Index Sponsor discontinuing publication of a Basket Component are discussed in the section entitled “Description of ARNs—Discontinuance of an Index” beginning on page PS-20 of product supplement EQUITY INDICES ARN-1.  None of us, the calculation agents, or MLPF&S accepts any responsibility for the calculation, maintenance or publication of any Basket Component or any successor index.

The EURO STOXX 50® Index

The EURO STOXX 50® Index (the “SX5E”) is calculated, maintained and published by STOXX, a company owned by Deutsche Börse AG and SIX Group AG. The SX5E is reported by STOXX on Bloomberg page “SX5E <Index>“. It is also published in The Wall Street Journal and disseminated on the STOXX website, www.stoxx.com.

The SX5E is composed of 50 European blue-chip companies from within the Eurozone portion of the STOXX 600 Supersector indices.  The STOXX 600 Supersector indices contain the 600 largest stock traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors:  automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure; and utilities.

Publication of the SX5E was introduced on February 26, 1998, with a base value of 1,000 as of December 31, 1991.

The SX5E is compiled and calculated as follows.  It is calculated with the “Laspeyres formula”, which measures price changes against a fixed base quantity weight.  The SX5E is weighted by free float market capitalization.  Each component’s weight is capped at 10% of the SX5E’s total free float market capitalization.  Free float weights are reviewed quarterly, and the SX5E’s composition is reviewed annually in September.

Within each of the 19 EURO STOXX Supersector indices, the component stocks are ranked by free float market capitalization.  The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index (TMI) Supersector index.  If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list.  Any remaining stocks that are current components of the SX5E are added to the selection list.  The stocks on the selection list are ranked by free float market capitalization.  In exceptional cases, the STOXX Limited Supervisory Board may make additions and deletions to the selection list.

The 40 largest stocks on the selection list are chosen as components.  Any remaining current components of the SX5E ranked between 41 and 60 are added as index components.  If the component number is still below 50, then the largest remaining stocks on the selection list are added until the SX5E contains 50 stocks.

The SX5E has an index divisor, which is adjusted to maintain the continuity of the SX5E’s value across changes due to corporate actions such as:

¡             the issuance of dividends;

¡             the occurrence of stock splits;

¡             the stock repurchase by the issuer; and

¡             other reasons.

Additional information on the SX5E is available on the following website: http://www.stoxx.com. Information on that website is not included or incorporated by reference into this term sheet.

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Accelerated Return Notes® Linked to an International Equity Index Basket, due March , 2017

The following graph shows the daily historical performance of the SX5E in the period from January 1, 2008 through December 17, 2015. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On December 17, 2015, the closing level of the SX5E was 3,306.47.

Historical Performance of the EURO STOXX 50® Index

This historical data on the SX5E is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the SX5E during any period set forth above is not an indication that the level of the SX5E is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the SX5E.

License Agreement

We have entered into a non-exclusive license agreement with the Index Sponsor whereby we, in exchange for a fee, are permitted to use the SX5E in connection with certain securities, including the notes.  We are not affiliated with the Index Sponsor; the only relationship between the Index Sponsor and us is any licensing of the use of the Index Sponsor’s indices and trademarks relating to them.

The license agreement between the Index Sponsor and us provides that the following language must be set forth herein:

The Index Sponsor and its licensors (the “Licensors”) have no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the notes.

The Index Sponsor and its Licensors do not:

¡                  Sponsor, endorse, sell or promote the notes.

¡                  Recommend that any person invest in the notes or any other securities.

¡                  Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.

¡                  Have any responsibility or liability for the administration, management or marketing of the notes.

¡                  Consider the needs of the notes or the owners of the notes in determining, composing or calculating the SX5E or have any obligation to do so.

The Index Sponsor and its Licensors will not have any liability in connection with the notes. Specifically,

▪                  The Index Sponsor and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:

¡                The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the SX5E and the data included in the SX5E;

¡                The accuracy or completeness of the SX5E and its data; and

¡                The merchantability and the fitness for a particular purpose or use of the SX5E and its data.

The Index Sponsor and its Licensors will have no liability for any errors, omissions or interruptions in the SX5E or its data.

Under no circumstances will the Index Sponsor or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if the Index Sponsor or its Licensors knows that they might occur.

The licensing agreement between us and the Index Sponsor is solely for our respective benefit and not for the benefit of the owners of the notes or any other third parties.

Accelerated Return Notes®	TS-12

Accelerated Return Notes® Linked to an International Equity Index Basket, due March , 2017

The FTSE® 100 Index

The FTSE® 100 Index (the “UKX”) is calculated, maintained and published by FTSE. The UKX is reported by FTSE on Bloomberg page “UKX <Index>“. The UKX is a market-capitalization weighted index of the 100 largest U.K. blue-chip companies (with nationality determined by FTSE) traded on the London Stock Exchange that pass screening for size and liquidity. The UKX was developed with a base level of 1,000 on December 30, 1983 and was launched on January 3, 1984.

Composition of the Index

In order to be eligible for inclusion in the UKX, a company must have a free float (as described below) greater than 5%.

Only “Premium Listed Equity Shares” as defined by the UK Financial Services Authority in its Listing Sources Rulebook with a listing on the London Stock Exchange are eligible for inclusion in the UKX.

Stocks must also be sufficiently liquid to trade. The following criteria, among others, are used to exclude illiquid stocks from the UKX:

•                  Price. The FTSE Europe, Middle East & Africa Regional Committee must be satisfied that an accurate and reliable price for the purposes of determining the market value of a company exists. This requires a Sterling denominated price on SETS, which is the London Stock Exchange’s electronic order book trading service for U.K. blue-chip securities.

•                  Liquidity. Stocks which do not turn over at least 0.035% of their shares in issue, after the application of any investability weightings, based on their median daily trade per month for ten of the twelve months prior to the FTSE Europe, Middle East & Africa Regional Committee’s annual June review will not be eligible for inclusion in the reference group until the next annual review. Existing constituents which do not turn over at least 0.025% of their shares in issue, after the application of any investability weightings, based on their median daily trade per month for eight of the twelve months prior to the annual review, will be removed and will not be eligible for inclusion in the reference group until the next annual review. Companies that are large enough to be components of the UKX but do not pass the liquidity test are not included.

•                  New Issues. New issues generally must have a minimum trading record of at least 20 days prior to the date of a review and turnover of a minimum of 0.035% of their shares in issue, after the application of any investability weightings, based on their median daily trade per month in each month since their listing.

At the discretion of the FTSE Europe, Middle East & Africa Regional Committee, the liquidity percentage requirements discussed above may be adjusted by up to 0.01% in order for the UKX to reflect more accurately the liquid investable market.

The FTSE Europe, Middle East & Africa Regional Committee meets quarterly to review the components of the UKX. This review is then presented to the FTSE Europe, Middle East & Africa Regional Committee for approval. The meetings to review the constituents are held on the Wednesday after the first Friday in March, June, September and December. Any constituent changes will be implemented on the next trading day following the expiry of the London International Financial Futures Exchange futures and options contracts that normally takes place on the third Friday of the same month.

To maintain stability, a stock will be added at the quarterly review if it has risen to 90th place or above, and a stock will be deleted at the quarterly review if it has fallen to 111th place or below, with rankings determined in each case on the basis of full market capitalization. A constant number of components is maintained for the UKX. When a greater number of companies qualify to be inserted in the UKX than those qualifying to be deleted, the lowest ranking constituents included in the UKX will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the stocks of the highest ranking companies that are then not included in the UKX will be inserted to match the number of companies being deleted at the periodic review.

Changes to the constituents of the UKX may also be prompted outside of the FTSE Europe, Middle East & Africa Regional Committee’s periodic review procedure for certain new issues where omission to promptly include such new issue in the UKX would compromise the effectiveness of the UKX as a market indicator, for certain corporate actions (e.g., mergers and acquisitions) or in the case of delisting.

Computation of the Index

The value of the UKX will be equal to (1) the sum of the products of (a) the last trade price of each UKX component, (b) the exchange rate for each such component, if any, (c) shares in issue for each such component and (d) a free float factor for each such component that allows amendments to each such component’s weighting to reflect the free float restrictions described below, divided by (2) a divisor which represents the total issued share capital of the UKX at the base date, which may be adjusted as necessary to allow for changes in issued share capital of individual stocks without distorting the UKX.

Under this formula, the investable market capitalization, not the full market capitalization, of each UKX constituent is used to determine the value of the UKX. This reflects the “float-adjusted” aspect of the UKX because, whereas full market capitalization depends on shares in issue, investable market capitalization depends on free float. The following are excluded from free float: shares held by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by sovereign wealth funds where each holding is 10% or greater (if the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%); shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated; shares held within employee share plans; shares held by public companies or by non-listed subsidiaries of public companies; shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater (if the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%);

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all shares where the holder is subject to a lock-in clause (for the duration of that clause)1; shares held for publicly announced strategic reasons, including shares held by several holders acting in concert and shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.

Free float restrictions are calculated using available published information. Companies with a free float of 5% or below are not eligible for inclusion in the UKX. For companies with a free float greater than 5%, the actual free float will be rounded up to the next highest whole percentage number.

An index component’s free float will only be changed if its actual free float is more than 3 percentage points above or below the existing rounded free float. Where a company’s actual free float moves to above 99%, it will not be subject to the 3 percentage points threshold and will be rounded to 100%. Similarly, an index component with a free float of 15% or below will not be subject to the 3 percentage points threshold.

Free Float changes resulting from the expiry of a lock-in will be implemented at the next quarterly review subsequent to there being a minimum of 20 business days between the lock-in expiry date and the index review date.

If a company is UK incorporated, FTSE will allocate the company UK nationality provided: the company has its sole listing in the UK; the company has a minimum free float of 25%

If a company is not incorporated in the UK, the company must meet the following conditions in order to be considered eligible for assignment of UK nationality: the company must publicly acknowledge adherence to the principles of the UK Corporate Governance Code, pre-emption rights and the UK Takeover Code as far as practicable; the company must have a free float greater than 50%.

For the purposes of the two paragraphs above, the calculation of the minimum free float will be based on the ordinary share capital issued by the company and may include shares that would otherwise be excluded solely because they are subject to a lock-in clause of twelve months or less from their first day of trading, but that would in all other respects be considered part of a company’s free float.

The UKX is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the UKX. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event affects the UKX, any change in free float is implemented at the same time as the corporate event. If there is no corporate event, the change in free float will be applied at the next quarterly review.

Additional information on the UKX is available on the following website: http://www.ftse.com.

The following graph shows the daily historical performance of the UKX in the period from January 1, 2008 through December 17, 2015. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On December 17, 2015, the closing level of the UKX was 6,102.54.

Historical Performance of the FTSE® 100 Index

This historical data on the UKX is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the UKX during any period set forth above is not an indication that the level of the UKX is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the FTSE® 100 Index.

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Accelerated Return Notes® Linked to an International Equity Index Basket, due March , 2017

License Agreement

We have entered into a non-exclusive license agreement with FTSE whereby we, in exchange for a fee, are permitted to use the UKX in connection with certain securities, including the notes. We are not affiliated with FTSE; the only relationship between FTSE and us is any licensing of the use of FTSE’s indices and trademarks relating to them.

The license agreement between FTSE and us provides that the following language must be set forth herein:

“The notes are not in any way sponsored, endorsed, sold or promoted by FTSE International Limited (‘FTSE’) or by the London Stock Exchange Group companies (‘LSEG’) (together the ‘Licensor Parties’) and none of the Licensor Parties make any claim, prediction, warranty or representation whatsoever, expressly or impliedly, either as (i) to the results to be obtained from the use of the UKX, (ii) the figure at which the UKX stands at any particular time on the particular day or otherwise, or (iii) the suitability of the UKX for the purpose to which it is being put in connection with the notes. None of the Licensor Parties have provided or will provide any financial or investment advice or recommendation in relation to the UKX to Barclays Bank PLC or to its clients. The UKX is calculated by FTSE or its agent. None of the Licensor Parties shall be (a) liable (whether in negligence or otherwise) to any person for any error in the UKX or (b) be under any obligation to advise any person of any error therein”.

“‘FTSE®’, ‘FT-SE®’ and ‘Footsie®’ are trademarks of LSEG and are used by FTSE under license. ‘All-World’, ‘All-Share’ and ‘All-Small’ are trademarks of FTSE”.

The Nikkei Stock Average Index

The Nikkei Stock Average Index (the “NKY”) was developed by the Index Sponsor and is calculated, maintained and published by Nikkei Digital Media, Inc., a wholly owned subsidiary of the Index Sponsor. The NKY is reported by the Index Sponsor on Bloomberg page “NKY <Index>“.

The NKY is a modified price-weighted stock index that measures the composite price performance of 225 underlying stocks (the “Underlying Stocks”) trading on the First Section of the Tokyo Stock Exchange, Inc. (“TSE”), representing a broad cross-section of Japanese industries.  Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE.  The NKY’s composition rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in the NKY.

The 225 companies included in the NKY are divided into six sector categories:  Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities.  These six sector categories are further divided into 36 industrial classifications as follows:

•                  Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications

•                  Financials — Banks, Miscellaneous Finance, Securities, Insurance;

•                  Consumer Goods — Marine Products, Food, Retail, Services;

•                  Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

•                  Capital Goods / Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

•                  Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

The NKY is a modified, price-weighted index (i.e., an Underlying Stock’s weight in the NKY is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (1) multiplying the per share price of each Underlying Stock by the corresponding weighting factor for such Underlying Stock (a “Weight Factor”), (2) calculating the sum of all these products and (3) dividing such sum by a divisor (the “Divisor”).  The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened.  The Divisor was 24.975 as of March 1, 2013 and is subject to periodic adjustments as set forth below.  Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Underlying Stock, so that the share price of each Underlying Stock, when multiplied by its Weight Factor, corresponds to a share price based on a uniform par value of ¥50.

In order to maintain continuity in the NKY in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY.  Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change.

An Underlying Stock may be deleted or added by the Index Sponsor. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Underlying Stocks:

•                  bankruptcy of the issuer;

•                  merger of the issuer with, or acquisition of the issuer by, another company;

•                  delisting of such stock;

•                  transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason; or

Accelerated Return Notes®	TS-15

Accelerated Return Notes® Linked to an International Equity Index Basket, due March , 2017

•                  transfer of such stock to the Second Section.

In addition, a component stock transferred to the “Kanri-Post” (Post for stocks under supervision) is in principle a candidate for deletion.  Upon deletion of a stock from the Underlying Stocks, the Index Sponsor will select a replacement for such deleted Underlying Stock in accordance with certain criteria.

Additional information concerning the NKY may be obtained on the following website:  http://indexes.nikkei.co.jp/en/nkave. Information included in the website is not included or incorporated by reference in this term sheet.

The following graph shows the daily historical performance of the NKY in the period from January 1, 2008 through December 17, 2015. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On December 17, 2015, the closing level of the NKY was 19,353.56.

Historical Performance of the Nikkei Stock Average Index

This historical data on the NKY is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the NKY during any period set forth above is not an indication that the level of the NKY is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the NKY.

License Agreement

We expect to enter into an agreement with the Index Sponsor providing us with a non-exclusive license with the right to use the NKY in exchange for a fee.  The NKY is the intellectual property of the Index Sponsor. “Nikkei”, “Nikkei Stock Average”, and “Nikkei 225” are the service marks of the Index Sponsor. The Index Sponsor reserves all the rights, including copyright, to the NKY.

The notes are not in any way sponsored, endorsed or promoted by the Index Sponsor. The Index Sponsor does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the NKY or the figure as which the NKY stands at any particular day or otherwise. The NKY is compiled and calculated solely by the Index Sponsor. However, the Index Sponsor shall not be liable to any person for any error in the NKY and the Index Sponsor shall not be under any obligation to advise any person, including a purchaser or seller of the notes, of any error therein.

In addition, the Index Sponsor gives no assurance regarding any modification or change in any methodology used in calculating the NKY and is under no obligation to continue the calculation, publication and dissemination of the NKY.

The Swiss Market Index

The Swiss Market Index (the “SMI”) is calculated, maintained and published by the SIX Swiss Exchange. The SMI is reported by the SIX Swiss Exchange on Bloomberg page “SMI <Index>“.

As a blue-chip index, the SMI is Switzerland’s key equity index. It represents about 85% of the free-float capitalization of the Swiss equity market. The SMI comprises the 20 largest and most liquid equities of the Swiss Performance Index or SPI® (the “SPI”). As a price index, the SMI is not adjusted for dividends; however, a separate performance index that takes account of such distributions is available.

Because the SMI represents the Swiss equity market, it is used as an underlying index for many financial products such as options, futures, structured products and exchange-traded funds.

Accelerated Return Notes®	TS-16

Accelerated Return Notes® Linked to an International Equity Index Basket, due March , 2017

The SMI was standardized on June 30, 1988 with an initial baseline value of 1,500 points. Its composition is reviewed once a year. Calculation takes place in real-time, i.e. each new transaction involving a stock included in the SMI causes the index to be recalculated.

The SMI is calculated according to the Laspeyres method using a weighted arithmetic mean over a defined selection of securities. The current index level can be calculated by dividing the sum of the market capitalizations of the securities contained in the SMI by the divisor.

The divisor is a technical number used to calculate the index. If the market capitalization changes due to a corporate event, the divisor changes while the index value remains the same. The new divisor is calculated on the evening of the day before the corporate event takes effect.

The securities included in the SMI are weighted according to their free float. This means that large share packages that reach or exceed the threshold of 5% are subtracted from the total market capitalization.

The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the Commercial Register. Neither conditional nor approved capital is counted as issued and outstanding equity capital.

The free float is calculated on the basis of listed shares only. Where a company has different categories of listed participation rights, these are considered separately for the purposes of calculating the SMI.

In principle, shares that have been reported to the SIX Swiss Exchange by a person or group of persons whose shareholding has exceeded the relevant threshold values under Article 20 of the Swiss Federal Act on Stock Exchanges and Securities Trading (“SESTA”) are deemed to be shares in fixed ownership.

Shares of persons and groups of persons who are subject to a shareholder agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in a company are also deemed to be in fixed ownership.

The SIX Swiss Exchange may use sources in addition to the reports pursuant to SESTA to calculate shares in fixed ownership. In particular, the SIX Swiss Exchange may use data gained from issuer surveys that it conducts itself.

Exceptions

In principle, shares held by the following groups are deemed free-floating regardless of whether a report has been made pursuant to the above:

•                  Custodian nominees

•                  Trustee companies

•                  Investment funds

•                  Pension funds

•                  Investment companies

The SIX Swiss Exchange classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned.

The free-float rule applies only to bearer shares and registered shares. Capital issued in the form of participation certificates (“Partizipationsscheine”) and bonus certificates (“Genussscheine”) is taken into full account in calculating the SMI because it does not confer voting rights.

Calculation Interval and Publication

The SMI is calculated in real time. The SMI is recalculated immediately upon any changes in the price of any stock. The shortest calculation interval is one second.

All index data is distributed by SIX Exfeed Ltd (subsidiary of SIX Group Ltd) via information service providers (e.g. Reuters and Bloomberg).

Prices Used

In calculating the SMI, the last-paid price is taken into account. If no price has been paid on the day of calculation, the previous day’s price is used. Only the prices achieved via the electronic order book of the SIX Swiss Exchange are used.

Trading Hours

The trading hours for Swiss equities, participation certificates and bonus certificates are determined by the SIX Swiss Exchange.

Since the opening phase usually causes strong price fluctuations, the SMI is first calculated two minutes after the start of on order book trading. This index level is called the “open”.

A closing auction takes place ten minutes before close of trading. At the close of trading, the final closing prices used in calculating the closing level of the SMI are established.

Accelerated Return Notes®	TS-17

Accelerated Return Notes® Linked to an International Equity Index Basket, due March , 2017

Determination of Rankings and Identification of Candidates

A selection list in which all SPI stocks are ranked and which forms the basis for the rankings can be downloaded from the SIX Swiss Exchange website. The position of each stock is determined by a combination of the following criteria:

•                  Average free-float capitalization (compared to the capitalization of the entire SPI).

•                  Cumulated on order book turnover (compared to the total turnover of the SPI).

The average market capitalization in per cent and the turnover in per cent are each given a weighting of 50% and yield the so-called weighted market share.

The time period used for making the calculation is July 1 through June 30 of the following year. For shares that have been listed after July 1 of the relevant current year, the cumulated on order book turnover will be extrapolated, whereby generally the first 5 trading days for those shares will not be included in the calculation.

The current selection list is available on the following website: www.six-swiss-exchange.com/index_info/online/share_indices/equity_index_selectionlist.xls

A provisional interim selection list is published following the end of the quarter on September 30, December 31 and March 31.

Ordinary Adjustment Dates

The number of stocks and free-float shares are adjusted on four ordinary adjustment dates a year:

•                  The third Friday in March (after close of trading)

•                  The third Friday in June (after close of trading)

•                  The third Friday in September (after close of trading)

•                  The third Friday in December (after close of trading)

The SIX Swiss Exchange may conduct a capital survey among issuers in order to obtain the required data.

The announcement of the provisional new stocks occurs at least one month before the adjustment date. The SIX Swiss Exchange reserves the right to take account of recent changes before the adjustment date, so the definite new stocks are announced only five trading days before the adjustment date.

Extraordinary Adjustment of the Number of Shares

In order to avoid frequent slight changes to the weighting and to maintain the stability of the index, any extraordinary change of the total number of outstanding stocks or the free float will only result in an extraordinary adjustment if it exceeds 10% and 5%, respectively, and is in conjunction with a corporate action. After a takeover, the SIX Swiss Exchange may, in exceptional cases, adjust the free float of the company in question upon publication of the end result. A five-day notification period applies. At the same time, the SIX Swiss Exchange may exclude the stock from the relevant index family.

Where an insolvency has been announced, an extraordinary adjustment will be made and an exclusion from the indices, taking into account a notification period of 5 trading days.

The foregoing notwithstanding, the SIX Swiss Exchange reserves the right to make the adjustments described above without observing the relevant notification periods.

If the free float changes as a result of an extraordinary adjustment of the number of shares, the free float is adjusted at the same time as the number of shares even if the free float changes by less than ten percentage points.

Dividend Payments

Regular cash dividend payments do not result in adjustments to the divisors of price indices. Dividends are, however, fully taken account of in performance indices.

Repayments of capital through the reduction of a share’s par value, which can take the place of a regular cash dividend or constitute a component of the regular distribution, are treated in the same way as a normal dividend payment (i.e., no adjustment to the price index divisor). However, distributions (e.g., special dividends and anniversary bonuses) that, contrary to the company’s usual dividend policy, are paid out or declared extraordinary dividends, are not deemed dividends in the above sense. These distributions are considered corporate events and also result in adjustments to the divisors of price indices.

At variance to the treatment of dividends and other distributions in extraordinary situations, SIX Swiss Exchange reserves the right in justifiable instances to diverge from those provisions.

Dividend payments are always treated as gross amounts, including the withholding tax portion.

Information on Corporate Events

Any relevant forthcoming extraordinary corporate events that result in an adjustment to the indices are published by e-mail via Investor Service Equity. This service is offered free of charge by the SIX Swiss Exchange Indices department.

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The registration form is available on the SIX Swiss Exchange website. The SIX Swiss Exchange accepts no liability for Investor Service Equity.

Additional information on the SMI is available on the following website: http: //www.six-swiss-exchange.com/indices/shares/smi_en.html.

The following graph shows the daily historical performance of the SMI in the period from January 1, 2008 through December 17, 2015. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On December 17, 2015, the closing level of the SMI was 8,656.30.

Historical Performance of the Swiss Market Index

This historical data on the SMI is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the level of the SMI during any period set forth above is not an indication that the level of the SMI is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the SMI.

License Agreement

SIX Swiss Exchange has had the names of all the indices created by it protected under trademark law. They have been registered in Switzerland as well as in key markets both in Europe and overseas. Under certain conditions, SIX Swiss Exchange permits third parties to use the trademarks of its index family for commercial purposes. It has levied a license fee for such use since 1999.

We have entered into a non-exclusive license agreement with the SIX Swiss Exchange whereby we, in exchange for a fee, are permitted to use the SMI in connection with certain securities, including the notes. We are not affiliated with the SIX Swiss Exchange; the only relationship between the SIX Swiss Exchange and us is any licensing of the use of the SMI and trademarks relating to them.

The notes are not in any way sponsored, endorsed, sold or promoted by the SIX Swiss Exchange and the SIX Swiss Exchange makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI and/or the figure at which the SMI stands at any particular day or otherwise. However, the SIX Swiss Exchange shall not be liable (whether in negligence or otherwise) to any person for any error in the SMI and the SIX Swiss Exchange shall not be under any obligation to advise any person of any error therein.

SIX Group, SIX Swiss Exchange, SPI, Swiss Performance Index (“SPI”), SPI EXTRA, SPI ex SLI, SMI, Swiss Market Index (“SMI”), SMI MID (“SMIM”), SMI Expanded, SXI, SXI Real Estate, SXI Swiss Real Estate, SXI Life Sciences, SXI Bio+Medtech, SLI, SLI Swiss Leader Index, SBI, SBI Swiss Bond Index, SAR, SAR SWISS AVERAGE RATE, SARON, SCR, SCR SWISS CURRENT RATE, SCRON, SAION, SCION, VSMI and SWX Immobilienfonds Index are trademarks that have been registered in Switzerland and/or abroad by SIX Group Ltd respectively SIX Swiss Exchange Ltd. Their use is subject to a license.

The S&P/ASX 200 Index

The S&P/ASX 200 Index is maintained by the S&P/ASX Index Committee, which is made up of representatives of the Australian Securities Exchange (“ASX”) and S&P Dow Jones Indices. The S&P/ASX 200 Index is reported by S&P Dow Jones Indices on Bloomberg page “AS51 <Index>“.

The S&P/ASX 200 Index is a real-time, market-capitalization-weighted index that includes the largest and most liquid stocks in the Australian market. The S&P/ASX 200 Index covers approximately 80% of the Australian equity market by capitalization, with a

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constituency that is highly liquid and tradable. Such characteristics ensure that the S&P/ASX 200 Index is representative of the Australian market while maintaining a limited number of eligible stocks.

Upon its introduction in April 2000, the S&P/ASX 200 Index replaced the All Ordinaries index as the primary gauge for the Australian equity market. The S&P/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the ASX by float-adjusted market capitalization. The index is float-adjusted, covering approximately 80% of Australian equity market capitalization.

Only stocks listed on the Australian Securities Exchange are considered for inclusion in the S&P/ASX 200 Index. The S&P/ASX 200 Index only includes stocks that are considered to be institutionally investable, and market capitalization is a key criterion for stock selection. Stocks are included if they are large enough to meet the minimum ranking requirements for the representative indices within the Australian market.

The S&P/ASX index series is calculated using a base-weighted aggregate methodology. That means the level of an index reflects the total market value of all the component stocks relative to a particular base period. The total market value of a company is determined by multiplying the price of its stock by the number of shares available after float (investable weight factor) adjustment. An indexed number is used to represent the result of this calculation in order to make the value easier to work with and track over time.

The investable weight factor is an adjustment factor that accounts for the publicly available shares of a company. A company must have a minimum investable weight factor of 0.3 to be eligible for index inclusion. The investable weight factor equals: 1 minus the sum of the percent holdings of total shares held by strategic shareholders who possess 5% or more of issued shares. For this purpose, S&P Dow Jones Indices identifies the following shareholders whose holdings are considered to be control blocks and are subject to float adjustments: government and government agencies; controlling and strategic shareholders/partners; any other entities or individuals which hold more than 5% (excluding insurance companies, securities companies and investment funds) and holders of other restricted portions such as treasury stocks.

On any given day, the index value is the quotient of the total available market capitalization of the index’s constituents and its divisor. Continuity in the index value is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date. This includes additions and deletions to the index, rights issues, share buybacks and issuances, spin-offs and adjustments in availability. The divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the index. The divisor is adjusted such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change.

Changes in the index level reflect changes in the total market capitalization of the index that are caused by price movements in the market. They do not reflect changes in the market capitalization of the index, or of the individual stocks, that are caused by corporate actions such as dividend payments, stock splits, distributions to shareholders, mergers, or acquisitions. When a corporate action affects the price of a stock – such as when the price drops on a special distribution ex-date – the price of the stock is adjusted to reflect the ex-date and the index divisor is adjusted to offset any change in the total market value of the index.

When a stock is replaced by another stock, the index divisor is adjusted so that the change in index market value that results from the addition or deletion does not change the index level.

Rebalancing

The S&P/ASX 200 Index constituents are rebalanced quarterly to ensure adequate market capitalization and liquidity. Quarterly rebalancing changes take effect on the third Friday of March, June, September and December. Both market capitalization and liquidity are assessed using the previous six months’worth of data to determine index eligibility. Shares and investable weight factors updates are also applied regularly.

Maintaining the S&P/ASX 200 Index includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to restructurings or spin-offs. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the index. Other corporate actions, such as share issuances, change the market value of an index and require an index divisor adjustment to prevent the value of the index from changing.

Adjusting the index divisor for a change in market value leaves the value of the index unaffected by the corporate action. This helps keep the value of the index accurate as a barometer of stock market performance, and ensures that the movement of the index does not reflect the corporate actions of the companies in it. Divisor adjustments are made after the close of trading and after the calculation of the closing value of the index. Any change in the index divisor also affects the corresponding sub-indices and divisors. Each sub-index is maintained in the same manner as the headline index.

Corporate actions such as splits, stock dividends, spin-offs, rights offerings and share changes are normally applied on the ex-date.

Additional information on the S&P/ASX 200 Index is available on the following website: www.standardandpoors.com.

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The following graph shows the daily historical performance of the AS51 in the period from January 1, 2008 through December 17, 2015. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On December 17, 2015, the closing level of the AS51 was 5,102.008.

Historical Performance of the S&P/ASX 200 Index

This historical data on the AS51 is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the level of the AS51 during any period set forth above is not an indication that the level of the AS51 is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the AS51.

License Agreement

The S&P/ASX 200 Index is a product of S&P Dow Jones Indices LLC (“SPDJI”). S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“SPFS”). ASX is a registered trademark of ASX Operations Pty Limited (“ASX”). These trademarks have been licensed to S&P Dow Jones Indices LLC (“SPDJI”) and its affiliates, and sublicensed to Barclays Bank PLC for certain purposes.

The notes are not sponsored, endorsed, sold or promoted by SPDJI, SPFS, ASX, or any of their respective affiliates (collectively, “S&P Dow Jones Indices and ASX”). S&P Dow Jones Indices and ASX do not make any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P/ASX 200 Index to track general market performance. S&P Dow Jones Indices’ and ASX’s only relationship to Barclays Bank PLC with respect to the S&P/ASX 200 Index is the licensing of the S&P/ASX 200 Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and ASX and/or their licensors. The S&P/ASX 200 Index is determined, composed and calculated by SPDJI without regard to Barclays Bank PLC or the notes. SPDJI has no obligation to take the needs of Barclays Bank PLC or the owners of the notes into consideration in determining, composing or calculating the S&P/ASX 200 Index. S&P Dow Jones Indices and ASX are not responsible for and has not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices and ASX have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P/ASX 200 Index will accurately track the performance of the index or provide positive investment returns. SPDJI is not an investment advisor. Inclusion of a security within the S&P/ASX 200 Index is not a recommendation by S&P Dow Jones Indices or ASX to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES AND ASX DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P/ASX 200 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION (INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS)) WITH RESPECT THERETO. S&P DOW JONES INDICES AND ASX SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES AND ASX MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P/ASX 200 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES OR ASX BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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The Hang Seng® Index

The Hang Seng® Index (the “HSI”) is compiled, published and maintained by Hang Seng Indexes Company Limited, a wholly-owned subsidiary of Hang Seng Bank, and was launched on November 24, 1969. The HSI is reported by Hang Seng Indexes Company Limited on Bloomberg page “HSI <Index>“.

The HSI is a free float-adjusted market capitalization weighted stock market index in the Stock Exchange of Hong Kong Limited (the “SEHK”) and purports to reflect the overall movement of the Hong Kong stock market. For more information about the SEHK, see the section entitled “NYSE Arca Hong Kong 30 IndexSM—The Stock Exchange of Hong Kong Limited” below. Constituent stocks of the HSI are selected by a rigorous process of detailed analysis, supported by extensive external consultations. The HSI is reviewed quarterly.

Only companies with a primary listing on the Main Board of the SEHK are eligible as constituents of the HSI. Mainland China enterprises that have an H-Share listing in Hong Kong are eligible for inclusion in the HSI when they meet any one of the following conditions: (1) the H-Share company has 100% of its ordinary share capital in the form of H-Shares which are listed on the SEHK; (2) the H-Share company has completed the process of Share Reform, with the result that there is no unlisted share capital in the company; or (3) for new H-Share initial public offerings, the company has no unlisted share capital. For any H-Share company included in the HSI, only the H-Share portion of the share capital of the company will be used for index calculation, subject to free float adjustment. H-Shares are Hong Kong listed shares, traded in Hong Kong dollars, of companies incorporated in mainland China and nominated by the Chinese government for listing and trading on the SEHK.

To be eligible for selection, a company: (1) must be among those companies that constitute the top 90% of the total market value of all primary listed shares on the SEHK (market value is expressed as an average of the past 12 months); (2) must be among those companies that constitute the top 90% of the total turnover of all eligible shares listed on the SEHK (turnover is aggregated and individually assessed for eight quarterly sub-periods for the past 24 months); and (3) should normally have a listing history of 24 months or meet the requirements set out below.

For large-cap stocks that have been listed for less than 24 months, the minimum listing time required for inclusion in the HSI is as follows:

Average Market Capitalization Ranking at Time of Review	Minimum Listing History

Top 5	3 months

6 – 15	6 months

16 – 20	12 months

21 – 25	18 months

Below 25	24 months

From the many eligible candidates, final selections are based on the following: (1) the market capitalization and turnover rankings of the companies; (2) the representation of the sub-sectors within the HSI directly reflecting that of the market; and (3) the financial performance of the companies.

Calculation methodology. The calculation methodology of the HSI is a free float-adjusted market capitalization weighting. Under this calculation methodology, shares held by any entities (excluding custodians, trustees, mutual funds and investment companies) which control more than 5% of shares are considered non-free float and excluded from the index calculation. Non-free float investor classes may include:

•                  Strategic holdings (governments and affiliated entities or any other entities which hold substantial shares in the company would be considered as non-free float unless otherwise proved);

•                  Directors’ and management holdings (directors, members of the board committee, principal officers or founding members);

•                  Corporate cross holdings (publicly traded companies or private firms / institutions); and

•                  Lock-up shares (shareholdings with a publicly disclosed lock-up arrangement).

A free float-adjusted factor, representing the proportion of shares that is free floated as a percentage of the issued shares, is rounded up to the nearest 1% where the free float is below 10% and otherwise it is rounded up to the nearest 5% for the calculation of the HSI and is updated quarterly.

A cap of 15% on individual stock weightings is applied, and a cap factor calculated quarterly to ensure no individual constituent is weighted in excess of the cap on a given index capping date.

Additional information on the HSI is available on the following website: http://www.hsi.com.hk/.

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Accelerated Return Notes® Linked to an International Equity Index Basket, due March , 2017

The following graph shows the daily historical performance of the Hang Seng® Index in the period from January 1, 2008 through December 17, 2015. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On December 17, 2015, the closing level of the HSI was 21,872.06.

Historical Performance of the Hang Seng® Index

This historical data on the HSI is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the level of the HSI during any period set forth above is not an indication that the level of the HSI is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the HSI.

License Agreement

We have entered into a non-exclusive license agreement with Hang Seng Indexes Company Limited and Hang Seng Data Services Limited whereby we, in exchange for a fee, are permitted to use the HSI in connection with certain securities, including the notes. We are not affiliated with Hang Seng Indexes Company Limited or Hang Seng Data Services Limited; the only relationship between Hang Seng Indexes Company Limited and Hang Seng Data Services Limited, on the one hand, and us, on the other hand, is any licensing of the use of their indices and trademarks relating to them.

The license agreement provides that the following language must be set forth herein:

“THE HANG SENG® INDEX (THE ‘HANG SENG INDEX’) IS PUBLISHED AND COMPILED BY HANG SENG INDEXES COMPANY LIMITED PURSUANT TO A LICENSE FROM HANG SENG DATA SERVICES LIMITED. THE MARK AND NAME ‘HANG SENG INDEX’ ARE PROPRIETARY TO HANG SENG DATA SERVICES LIMITED. HANG SENG INDEXES COMPANY LIMITED AND HANG SENG DATA SERVICES LIMITED HAVE AGREED TO THE USE OF, AND REFERENCE TO, THE HANG SENG INDEX BY BARCLAYS BANK PLC IN CONNECTION WITH THE NOTES, BUT NEITHER HANG SENG INDEXES COMPANY LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE NOTES OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE HANG SENG INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE HANG SENG INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE HANG SENG INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE HANG SENG INDEX IS GIVEN OR MAY BE IMPLIED. THE PROCESS AND BASIS OF COMPUTATION AND COMPILATION OF THE HANG SENG INDEX AND ANY OF THE RELATED FORMULA OR FORMULAE, CONSTITUENT STOCKS AND FACTORS MAY AT ANY TIME BE CHANGED OR ALTERED BY HANG SENG INDEXES COMPANY LIMITED WITHOUT NOTICE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HANG SENG INDEXES COMPANY LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE HANG SENG INDEX BY BARCLAYS BANK PLC IN CONNECTION WITH THE NOTES; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HANG SENG INDEXES COMPANY LIMITED IN THE COMPUTATION OF THE HANG SENG INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE HANG SENG INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE NOTES OR ANY OTHER PERSON DEALING WITH THE NOTES AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED IN CONNECTION WITH THE NOTES IN ANY MANNER WHATSOEVER BY ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE NOTES. ANY BROKER, HOLDER OR OTHER PERSON

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DEALING WITH THE NOTES DOES SO THEREFORE IN FULL KNOWLEDGE OF THIS DISCLAIMER AND CAN PLACE NO RELIANCE WHATSOEVER ON HANG SENG INDEXES COMPANY LIMITED AND HANG SENG DATA SERVICES LIMITED. FOR THE AVOIDANCE OF DOUBT, THIS DISCLAIMER DOES NOT CREATE ANY CONTRACTUAL OR QUASI-CONTRACTUAL RELATIONSHIP BETWEEN ANY BROKER, HOLDER OR OTHER PERSON AND HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED AND MUST NOT BE CONSTRUED TO HAVE CREATED SUCH RELATIONSHIP”.

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Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. MLPF&S has advised us that, at its discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we, MLPF&S or our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement produced by MLPF&S will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

•               the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•               a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above;

•               a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill Lynch financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

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Accelerated Return Notes® Linked to an International Equity Index Basket, due March , 2017

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  The economic terms of the notes are based on our internal funding rates, which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the pricing date will be based on our internal funding rates.  Our estimated value of the notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates or our affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their estimated value depend in part on the terms of these hedging arrangements, any estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, and estimated costs which we may incur in hedging our obligations under the notes.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to ARNs” beginning on page PS-6 and “Use of Proceeds and Hedging” on page PS-16 of product supplement EQUITY INDICES ARN-1.

Material U.S. Federal Income Tax Considerations

The material tax consequences of your investment in the notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and the discussion under “Material U.S. Federal Income Tax Considerations” in the accompanying product supplement EQUITY INDICES ARN-1. This section applies to you only if you are a U.S. holder (as defined in product supplement EQUITY INDICES ARN-1) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement EQUITY INDICES ARN-1 (for example, if you did not purchase your notes in the initial issuance of the notes).

There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Pursuant to the terms of the notes, you agree with us, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your notes as a pre-paid cash-settled derivative contract with respect to the Basket. If your notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your notes should be treated in the manner described above. No assurance can be given that the Internal Revenue Service or any court will agree with this characterization and tax treatment. There are other possible treatments that are described in a detailed discussion of tax considerations under the section entitled “Material U.S. Federal Income Tax Considerations” beginning on page PS-25 of product supplement EQUITY INDICES ARN-1 and one or more of these might ultimately govern the tax treatment of the notes.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

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Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

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